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                                                                    EXHIBIT 10.1


                 AGREEMENT ON THE DEVELOPMENT OF RAGNAROK ONLINE


This Agreement is hereby entered into by and between GRAVITY Co., Ltd. (hereinafter referred to as "GRAVITY") with head offices at Room 1201, Hanlim Building, 146-7, Ssangrim-dong, Jung-gu, Seoul, and Myoung-Jin Lee, original author of Ragnarok cartoon (hereinafter referred to as "Lee") with address on the 1st floor, 182, Changcheon-dong, Seodaemun-gu, Seoul, to specify matters related to the first game title "Ragnarok Online" pursuant to Article 3, Section 4, of the Agreement on the Exclusive License of Copyright Regarding Ragnarok Game Services concluded between both parties hereto. Now therefore, for good and valuable consideration, the parties agree as follows:


Article 1: Purpose

The purpose of this Agreement is to specify all matters necessary to the development and ownership of the online game "Ragnarok Online" by GRAVITY by way of GRAVITY's exclusive use of Lee's copyrights to Ragnarok cartoon pursuant to the Agreement on the Exclusive License of Copyright Regarding Ragnarok Game Services concluded between both parties hereto (hereinafter referred to as "Exclusive License Agreement").


Article 2: Definition

Terms herein are defined as follows:

1. "Beta Services" refer to services that are offered free of charge for the purpose of testing and publicizing games for game development.

2. "Commercialization" refers to the event where, following the Beta Services, GRAVITY distributes the official commercial versions of Software and then collects service use fees.

3. "Software" refers to server programs designed to operate servers that provide "Ragnarok Online" services and client programs designed to connect to such servers. Client software shall be deemed as single software to the extent that it is operated on the same type of servers, even if it is developed for multiple platforms such as personal computers, consumer equipment, mobile devices and industrial equipment.

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4. "Sales Amount" refers to the amount of Ragnarok service use fees which
GRAVITY may legally claim after the Commercialization of "Ragnarok Online" net of any uncollected amount.


Article 3: Exclusive Rights

1. In accordance with the purpose of the Exclusive License agreement, Lee confirms that GRAVITY shall have the exclusive rights to develop, reproduce, manufacture, sell, service, promote, advertise, publicize and sub-license the Software.

2. GRAVITY shall have the rights set froth in the preceding paragraph everywhere in the world, including Korea.


Article 4: Royalty

1. Within one month of the commencement of the Commercialization of the "Ragnarok Online" game, GRAVITY shall pay to Lee KRW 20,000,000 in cash as royalty, provided that Lee shall pay any related taxes.

2. From the commencement of the Commercialization until the termination of commercial services or the cancellation or termination of this Agreement, GRAVITY shall pay to Lee on a monthly basis 1.5% of the Sales Amount (provided that the taxes on that 1.5% shall be payable by Lee).

3. In the event of the Commercialization of services offered overseas, the amount and payment method for the royalties shall be separately determined by the parties after mutual consultation, provided that they will be within 1.5% of the Sales Amount overseas.


Article 5: Notice of Sales Amount

GRAVITY shall provide Lee with supporting information for the Sales Amount every quarter until the end of the commercial services or the cancellation or termination of this Agreement.


Article 6: Obligations

1. GRAVITY may request Lee's cooperation as necessary to the production of "Ragnarok Online" and Lee shall exercise his best efforts to so cooperate.

2. GRAVITY shall exercise good faith in game development with respect to the production of "Ragnarok Online" game, and Lee shall provide his maximum cooperation as the

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copyright holder of the Ragnarok cartoon with respect to the scenario, planning, story-telling, illustration and proofreading.

3. GRAVITY may request Lee to provide materials and perform additional work in the production and promotion of Ragnarok Online, and Lee shall be under obligation to so comply in good faith.


Article 7: Rights

1. GRAVITY shall have preferential rights in making decisions with respect to the production of "Ragnarok Online".

2. Lee may present his opinions as a copyrights holder in the production of "Ragnarok Online" and may object to the production direction of GRAVITY by presenting objective supporting evidence in cases where GRAVITY's production direction may harm Lee's original Ragnarok cartoon or cause monetary losses. If Lee's objections are clearly and objectively justifiable, GRAVITY must comply with Lee's such objections, absent special circumstances.


Article 8: Production and Distribution of Publicity Materials

1. GRAVITY may produce advertisements and publicity materials and distribute them for free, but may not sell them for consideration without Lee's prior approval. If GRAVITY makes unauthorized sales of these materials without Lee's prior approval, GRAVITY shall be liable to Lee for any resulting damages.

 2. Both parties shall do their best to advertise, publicize and promote for the commercialization of the developed software of "Ragnarok Online" and shall pursue these efforts through prior consultation to the extent possible.

 3. If GRAVITY requests Lee's cooperation in the production of publicity, advertising and promotional materials, Lee shall do his best to so cooperate.


Article 9: Notice of the Operational Status of Commercial Services

In the event that there is any material change in the operation of the commercial services of "Ragnarok Online", including suspension, termination and re-commencement, GRAVITY shall give Lee written notice.


Article 10: Termination of Commercial Services

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1. In case GRAVITY deems it no longer possible to generate earnings despite further investments.

2. In case both parties agree to do so.


Article 11: Confidentiality

Both parties shall keep confidential information which they come to know regarding each other in connection with this Agreement, whether tangible or intangible, including the other party's technologies, business and operational management. The parties are under obligation not to disclose such information to any third party.


Article 12: Termination of Agreement

In the event of any of the following, either party may unilaterally terminate this Agreement and such termination shall be deemed as notice of claim for damages:

1. In the event that Lee enters into a duplicative license agreement with a third party, notwithstanding GRAVITY's exclusive rights set forth in the Exclusive License Agreement;

2. In the event that GRAVITY is unable to produce or sell the Software due to a third party action based on copyrights, etc.;

3. In the event that GRAVITY intentionally or negligently inflicts harm on Lee in connection with the development and sale of "Ragnarok Online" (but only to the extent that Lee presents objectively justifiable supporting materials and claims quantifiable monetary losses); and

4. In the event of other breaches of this Agreement by either GRAVITY or Lee.

Provided that, in the event that either party terminates this Agreement for a reason not specified in this Agreement, the terminating party shall indemnify the other party for any resulting damages.


Article 13: Compensation for Damages

In the event that this Agreement is terminated due to a breach by either party, the breaching party shall be subject to civil and criminal liabilities.


Article 14: Amendment of Agreement

The parties may modify, amend or add other provisions as necessary by mutual consent.

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Article 15: Interpretation of Agreement and Jurisdiction

1. Matters not specified herein shall be resolved amicably through mutual consultation in accordance with general business customs.

2. The initial hearing for disputes arising in connection with this Agreement shall be held exclusively at the Seoul District Court.


As evidence of their voluntary entry into this Agreement and the meeting of their minds with respect thereto, both parties shall execute two original copies of this Agreement, and each party shall keep one copy hereof.


June 26, 2000


/seal/

Joint Representative Director: Kim Hak-gyu (731101-1011511)


/seal/

Joint Representative Director: Lee Sang-cheol (630909-1231732)
GRAVITY Co., Ltd.
Room 1201, Hanlim Building, 146-7, Ssangrim-dong, Jung-gu, Seoul


/seal/

Myoung-Jin Lee
1st floor, 182, Changcheon-dong, Seodaemun-gu, Seoul
Resident registration number: 740412-1052628